Registration No. 333-144992

Registration No. 333-155288

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-144992

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-155288

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Solera Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1103816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 Solana Blvd.

Building #2, Suite 2100

Westlake, TX 76262

(Address of Principal Executive Offices)

Solera Holdings, Inc. 2007 Employee Stock Purchase Plan

Solera Holdings, Inc. 2007 Long-Term Equity Incentive Plan

Solera Holdings, Inc. 2008 Omnibus Incentive Plan

(Full title of the plan)

Renato Giger

Chief Financial Officer

Solera Holdings, Inc.

1301 Solana Blvd.

Building #2, Suite 2100

Westlake, TX 76262

(817) 961-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION

Solera Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), previously registered by the Company pursuant to the following registration statements (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (File No. 333-144992) registering 4,300,000 shares of Common Stock under the Solera Holdings, Inc. 2007 Long-Term Equity Incentive Plan and 1,500,000 shares of Common Stock under the Solera Holdings, Inc. 2007 Employee Stock Purchase Plan, filed with the Securities and Exchange Commission on July 31, 2007; and

•	Registration Statement on Form S-8 (File No. 333-155288), registering 12,304,685 shares of Common Stock under the Solera Holdings, Inc. 2008 Omnibus Incentive Plan, filed with the Securities and Exchange Commission on November 12, 2008.

On March 3, 2016, pursuant to the Agreement and Plan of Merger, dated as of September 13, 2015, by and among the Company, Summertime Holding Corp., a Delaware corporation (“Parent”), and Summertime Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving corporation. As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement, in accordance with an undertaking made in each of the Registration Statements, and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Texas on this 4th day of March, 2016.

SOLERA HOLDINGS INC.

By:	/s/ JASON M. BRADY
	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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